                                                                      Exhibit 21
                                                                     Page 1 of 1




                     SUBSIDIARIES OF LONE STAR TECHNOLOGIES. INC.


I.     Environmental Holdings, Inc.

       A.   Zinkanada, Inc.
       B.   Zinklahoma, Inc.

II.    Lone Star Steel Company

       A.   Fort Collins Pipe Company
       B.   Lone Star Logistics, Inc.
       C.   Lone Star Steel International, Inc.
       D.   Lone Star Steel Sales Company
       E.   Rotac, Inc.
       F.   T & N Lone Star Warehouse Company
       G.   Texas & Northern Railway Company

III. Conexas, Inc.

IV.  Extrusion Research Institute, Ltd.